Exhibit 10.5
Revance Therapeutics, Inc.
Amended and Restated
Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Revance Therapeutics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy for his or her Board service. This policy is effective as of October 10, 2019 (the “Effective Date”) and may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.Annual Board Service Retainer:

a.	All Eligible Directors: $40,000

b.	Chairman of the Board Service Retainer (including Eligible Director Service Retainer): $75,000

2.Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $10,000

b.	Member of the Brand Strategy Committee: $6,000

c.	Member of the Compensation Committee: $6,000

d.	Member of the Nominating & Governance Committee: $4,500

e.	Member of the Science & Technology Committee: $6,000

3.	Annual Committee Chair Service Retainer (including Committee Member Service Retainer):

a.	Chairman of the Audit Committee: $20,000

b.	Chairman of the Brand Strategy Committee: $12,500

c.	Chairman of the Compensation Committee: $12,500

d.	Chairman of the Nominating & Governance Committee: $8,000

e.	Chairman of the Science & Technology Committee: $12,500

Equity Compensation

The equity compensation set forth below will be granted under the Revance Therapeutics, Inc. 2014 Equity Incentive Plan (the “Plan”), and will be documented on the applicable form of stock option agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.
Initial Option Grant: On the date of the Eligible Director’s initial election to the Board, for each Eligible Director who is first elected to the Board following the Effective Date (or, if such date is not a market trading

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day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 18,000 shares (an “Initial Option Grant”). The shares subject to each Initial Option Grant will vest on the one year anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date.

2.
Initial Restricted Stock Award: On the date of the Eligible Director’s initial election to the Board, for each Eligible Director who is first elected to the Board following the Effective Date (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a restricted stock award for 9,000 shares (an “Initial RSA”). The shares underlying the Initial RSA will vest on the one year anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date.

3.
Annual Option Grant: On the date of each Company’s annual stockholder meeting held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 9,000 shares (an “Annual Option Grant”). The shares subject to the Annual Option Grant will vest on the one year anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date.

4.
Annual Restricted Stock Award: On the date of each Company’s annual stockholder meeting held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a restricted stock award for 4,500 shares (an “Annual RSA”). The shares underlying the Annual RSA will vest on the one year anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date.

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